As filed with the Securities and Exchange Commission on March 27, 2013
Registration No. 333-______
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

TF FINANCIAL CORPORATION
(Exact name of registrant as specified in its charter)

Pennsylvania	74-2705050
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

3 Penns Trail, Newtown, Pennsylvania	18940
(Address of principal executive offices)	(Zip Code)

TF FINANCIAL CORPORATION 2012 STOCK OPTION PLAN
(Full Title of the Plan)

Dennis R. Stewart Executive Vice President and Chief Financial Officer 3 Penns Trail Newtown, Pennsylvania 18940 (215) 579-4000
(Name, address and telephone number, including area code, of agent for service)

Copies to: John J. Spidi, Esq. Richard Fisch, Esq. Spidi & Fisch, PC 1227 25th Street, N.W. Suite 200 West Washington, D.C. 20037 (202) 434-4660

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)		Proposed Maximum Offering Price Per Share (3)	Proposed Maximum Aggregate Offering Price (3)	Amount of Registration Fee (3)
Common Stock, $0.10 par value	200,000		$24.21	$4,842,000	$660.45
Common Stock, $0.10 par value	75,000		$24.76	$1,857,000	$253.29
TOTAL	275,000	(2)		$6,699,000	$913.74

(1)
Includes an indeterminate number of shares which may be necessary to adjust the number of additional shares of Common Stock reserved for issuance pursuant to the TF Financial Corporation 2012 Stock Option Plan (the “Plan”) and being registered herein, as the result of a stock split, stock dividend, reclassification, recapitalization, or similar adjustment(s) of the Common Stock.

(2)	Consists of up to 275,000 shares which may be issued upon the exercise of options to purchase shares of TF Financial Corporation Common Stock to be granted under the Plan.
(3)
Estimated solely for the purpose of calculating the registration fee and calculated pursuant to Rule 457(h) and Rule 457(c) of the Securities Act of 1933.  Under Rule 457(h), the registration fee may be calculated, inter alia, based upon the price at which the stock options may be exercised.  An aggregate of 275,000 shares are being registered hereby, of which 200,000 shares are under option at a weighted average exercise price of $24.21 per share ($4,842,000 in the aggregate).  The remaining 75,000 shares are being registered based upon the average of the high and low prices for the Common Stock of the Registrant as reported on the NASDAQ Global Market on March 22, 2013, or $24.76 per share ($1,857,000 in the aggregate), for a total offering of $6,699,000.

This Registration Statement shall become effective automatically upon the date of filing, in accordance with Rule 462(a) under the Securities Act of 1933.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.  Plan Information. *

Item 2.  Registrant Information and Employee Plan Annual Information. *

*The documents containing the information required by Part I of this Registration Statement will be sent or given to participants in the Plan as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”) and the introductory note to Part I of Form S-8. Such documents are not filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424, in reliance on Rule 428.  These documents, and the documents incorporated by reference in the Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

TF Financial Corporation (the “Company”) is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and, accordingly, files periodic reports and other information with the Commission. Reports, proxy statements and other information concerning the Company filed with the Commission may be inspected and copies may be obtained (at prescribed rates) from the Commission’s Public Reference Room, 100 F Street, N.E., Washington, D.C. 20549.

The following documents filed by the Company are incorporated in this Registration Statement by reference (excluding any portion of these documents that has been furnished to and deemed not to be filed with the Commission):

(a)           The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012, filed with the Commission on March 27, 2013;

(b)           The Company’s Current Reports on Form 8-K, filed with the Commission on January 24, 2013 (three reports) and February 15, 2013, and the Company’s Current Report on Form 8-K/A, filed with the Commission on February 21, 2013; and

(c)           The description of the Company’s common stock contained in the Company’s Registration Statement on Form S-4 (File No. 333-186555), as filed with the Commission on February 8, 2013, and any amendment or report filed thereafter for the purposes of updating such description.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.  Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this

Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.  Description of Securities.

Not Applicable.

Item 5.  Interests of Named Experts and Counsel.

Not Applicable.

Item 6.  Indemnification of Directors and Officers.

The Company is incorporated in the Commonwealth of Pennsylvania.  Sections 1741 through 1747 of the Pennsylvania Business Corporation Law (“PBCL”) set forth circumstances under which directors, officers, employees and agents may be insured or indemnified against liability which they may incur in their capacities as such.  The Company may purchase and maintain insurance on behalf of any person who is or was a director, officer, or employee of the Company or is or was serving at the request of the Company as a director, officer, employee, partner or trustee of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity or arising out of his status as such, whether or not the Company would have the power to indemnify him against such liability under the provisions of the PBCL or Article XVIII of the Company’s Amended and Restated Articles of Incorporation.  The Company maintains directors and officers liability insurance on behalf of its officers and directors.

Article XVIII of the Company’s Amended and Restated Articles of Incorporation provides a broad range of indemnification for its officers and directors. In essence, officers and directors will be indemnified for any act committed while in the course of their association with the Company provided that the act was in good faith and in a manner reasonably believed to be in, or not opposed to, the best interest of the Company, or where the officer or director has been successful on the merits or otherwise. Article XVIII further provides that the Company shall indemnify its officers and directors to the fullest extent permitted by Pennsylvania law, including under any amendments thereto.

Article XVII of the Company’s Amended and Restated Articles of Incorporation provides that directors of the Company will not be liable to the Company or its shareholders for monetary damages for any action, except where there is a breach of fiduciary or other duty and such breach constitutes self-dealing, willful misconduct, or recklessness.  The foregoing does not apply to responsibility or liability of a director pursuant to any criminal statute or liability of a director for the payment of tax.

Item 7.  Exemption from Registration Claimed.

Not Applicable.

Item 8.  Exhibits.

For a list of all exhibits filed or included as part of this Registration Statement, see “Index to Exhibits” at the end of this Registration Statement.

Item 9.  Undertakings.

(a)          The undersigned registrant hereby undertakes:

(1)          To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)   To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)   To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

(iii)   To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)          That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)          To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)          The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)          The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report, to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

(d)          Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Newtown, in the Commonwealth of Pennsylvania, on this 27th day of March, 2013.

TF FINANCIAL CORPORATION
By:	/s/ Kent C. Lufkin
Kent C. Lufkin
President and Chief Executive Officer (Duly Authorized Representative)

POWER OF ATTORNEY

We, the undersigned directors and officers of TF Financial Corporation, do hereby severally constitute and appoint Kent C. Lufkin as our true and lawful attorney and agent, to do any and all things and acts in our names in the capacities indicated below and to execute any and all instruments for us and in our names in the capacities indicated below which said Kent C. Lufkin may deem necessary or advisable to enable TF Financial Corporation to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with the Registration Statement on Form S-8 relating to the registrant, including specifically, but not limited to, power and authority to sign, for any of us in our names in the capacities indicated below, the Registration Statement and any and all amendments (including post-effective amendments) thereto; and we hereby ratify and confirm all that said Kent C. Lufkin shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.
/s/ Kent C. Lufkin		/s/ Dennis R. Stewart
Kent C. Lufkin President and Chief Executive Officer (Principal Executive Officer)		Dennis R. Stewart Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)
Date:	March 27, 2013	Date:	March 27, 2013
/s/ Robert N. Dusek
Robert N. Dusek Chairman of the Board		Carl F. Gregory Director
Date:	March 27, 2013	Date:
/s/ Joseph F. Slabinski, III
Dennis Pollack Director		Joseph F. Slabinski, III Director
Date:		Date:	March 27, 2013
/s/ Kenneth A. Swanstrom		/s/ Albert M. Tantala, Sr.
Kenneth A. Swanstrom Director		Albert M. Tantala, Sr. Director
Date:	March 27, 2013	Date:	March 27, 2013
/s/ James B. Wood
James B. Wood Director
Date:	March 27, 2013

INDEX TO EXHIBITS

Exhibit	Description

4.1	Form of Common Stock Certificate

5.1	Opinion as to legality

10.1	TF Financial Corporation 2012 Stock Option Plan (1)

10.2	Form of Non-Statutory Stock Option Agreement (Non-Employee Directors)

10.3	Form of Non-Statutory Stock Option Agreement (Officers)

10.4	Form of Incentive Stock Option Agreement

23.1	Consent of Spidi & Fisch, PC (included in their opinion filed as Exhibit 5.1)

23.2	Consent of S.R. Snodgrass, A.C.

24.1	Power of Attorney (included as part of signature page)

(1)	Incorporated herein by reference to the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012.